Former CEO of Delhaize America, Ronald C. Hodge, to Join Park City Group Board

PARK CITY, Utah. – February 6, 2013 – Park City Group (NYSE MKT: PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced the addition of Ronald C. Hodge to the Company’s Board of Directors.

Mr. Hodge joins Randall Fields, Robert Allen, James Gillis, Bob Hermanns and William Kies, Jr., Rich Juliano and Austin Noll on one of retail technology’s most experienced boards, with an average of more than 35 years in the industry. The group represents all areas of the retail grocery, convenience, foodservice and discount channels, as well as trading partners and industry groups.

“We are extremely pleased to have Ron join what we believe is one of the most influential and well respected Boards in the retail technology industry,” said Randall K. Fields, Chairman and CEO of Park City Group. “Ron brings a wealth of knowledge and relationships across our target customer market at the very highest level within these organizations. Like all of our Board members, Ron will be an active partner in the day-to-day business of Park City Group and we look forward to his contribution going forward.”

Mr. Hodge is an advisor to Delhaize America, LLC, a role he transitioned into following his time as Delhaize America's Chief Executive Officer from March 2011 to October 2012.  Prior to his work with Delhaize America, Mr. Hodge enjoyed a 31-year long career with Hannaford Bros. Co., during which he served in various executive roles, including Hannaford's Chief Executive Officer from 2001 to 2011.  While leading the start-up of Hannaford's entry into upstate New York, Mr. Hodge was elected Chairman of the New York State Food Merchant's Association, and served on several Community Agency Boards of Directors.  Mr. Hodge holds a Bachelor of Science degree in business administration from Plymouth State College, Plymouth, New Hampshire.

About Park City Group

Park City Group (NYSE MKT: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company’s services increase customers’ sales and profitability while enabling lower inventory levels and ensuring regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales Optimization™, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provides store level visibility and sets the supply chain in motion.  And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

In 2012 Park City Group worked with Leavitt Partners, an internationally-known health care and food safety consulting firm to create ReposiTrak, Inc., which provides food retailers and suppliers with a robust solution that helps them protect their brands and remain in compliance with rapidly evolving regulations in the recently passed Food Safety Modernization Act.  Powered by Park City Group, this solution, also called ReposiTrak™, is an internet-based technology, , which enables all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact

Dave Mossberg

Three Part Advisors, LLC

Phone:  817-310-0051